EXHIBIT 99.1

POOR BIOAVAILABILITY RESULTS IN INSIGNIFICANT CLINICAL EFFECTS FOR RIGEL R803 IN PHASE I/II HCV TRIAL

Next Steps for Clinical Program to be Outlined at Analyst Day, December 1st

SOUTH SAN FRANCISCO, Calif., November 22, 2004— Rigel Pharmaceuticals, Inc. (NASDAQ: RIGL) announced today the results from its Phase I/II clinical study of R803, a novel oral hepatitis C RNA polymerase inhibitor. The two-center, double-blind, dose-escalation study examined the safety and pharmacokinetics of R803 and its effectiveness in reducing viral levels in 32 patients infected with Hepatitis C Virus (HCV).  The results demonstrated that R803 was well-tolerated and that there were no significant adverse effects.  The study showed that the drug was only present in the blood stream at sufficient levels for a limited number of hours during the course of each dosing day. There was a decline in viral levels over the course of treatment and viral levels rose after dosing was discontinued. However, the decline in viral levels was not statistically significant or clinically meaningful. Rigel has continued to develop better delivery approaches of R803, such as a pro-drug of R803, and derivatives of R803 that it believes exhibit superior bioavailability. These potential improvements and next steps in the Rigel HCV clinical program will be discussed at our analyst day meeting in New York City on December 1, 2004.

“These results, although disappointing, have provided us with very useful clinical information on the improvements necessary to achieve significant results in HCV infection.” said James M. Gower, chairman and CEO, Rigel Pharmaceuticals. “We have learned a great deal about how R803 is metabolized and its bioavailability.  While viral loads were not meaningfully reduced, we believe that with an R803 pro-drug or derivatives the pharmacokinetics and drug exposure could be improved. We believe we have identified drug candidates with improved bioavailability and good anti-viral activity for our HCV program. We will be studying these issues in detail over the next several weeks before deciding on our future clinical direction.”

R803 Phase I/II Clinical Trial Design

The study was a 32 patient Phase I/II randomized, placebo-controlled, double-blind multiple, dose escalation study, which took place in Miami and New Orleans.  The objectives of the study were to evaluate the safety and pharmacokinetics of R803 in patients with HCV and to explore the effectiveness of R803 in reducing viral levels. Patients were divided into eight groups, with each group receiving an increasing dose or increasing number of days of treatment. Subjects were dosed for two to four days, plus the morning dose on the following day. HCV viral RNA levels were measured multiple time levels following the administration of R803.

About Hepatitis C

Hepatitis C is an inflammation of the liver caused by the hepatitis C virus. As the most common blood-borne infection in the U.S., HCV affects 4 million Americans and 170 million individuals worldwide.  It is estimated that this difficult-to-treat disease, with 6 genotypes and no vaccine, will dramatically increase in prevalence. The disease is caused by an infection of hepatic cells by an RNA virus of the Flavivirus family.  Approximately 85 percent of those with acute illness will go on to develop chronic hepatitis, a condition that has been linked to cirrhosis, hepatocellular carcinoma (liver cancer) and liver failure.  HCV accounts for 30 percent of end-stage liver disease and liver cancer and is the leading cause of liver failure, which can result in the need for liver transplantation.

Current HCV Treatments and Market Opportunity

Currently available HCV therapies are only modestly effective at treating the disease.  The most prevalent treatment regimen is with pegylated interferon alpha (IFN), usually in combination with ribavarin.  IFN shows only an approximate 40 percent success rate in patients who complete therapy, and significant side effects result in up to half the patients either quitting treatment or moving to a lower dose regimen.  Moreover, IFN is least effective against HCV genotype 1, the strain responsible for 70 percent of chronic HCV infection cases in the U.S.  Rigel believes that its approach is substantially different than that of IFN:  instead of working to boost the immune system, experiments indicate that its HCV compounds directly, rapidly, and selectively target HCV by interfering with a viral polymerase protein that is needed for replication.  With the current high prevalence and projected increase in cases of HCV and related diseases, and with the limited success of currently available therapies, Rigel believes that the potential for new direct HCV therapeutics is large.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to address large, unmet medical needs. We have initiated four development programs: asthma/allergy, hepatitis C, rheumatoid arthritis and oncology.  Rigel has begun clinical testing of its first two product candidates, R112 for allergic rhinitis, which has completed a Phase II clinical trial, and R803 for hepatitis C, as discussed in this release.  We expect to begin clinical trials of R406 for the treatment of rheumatoid arthritis by the end of 2004,to be followed by the anticipated initiation of clinical trials with additional product candidates for indications in oncology and asthma.

Information on the webcast of Rigel’s analyst day presentation on December 1, 2004 is available on Rigel’s website: www.rigel.com

Forward Looking Statements

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to evaluate alternative delivery approaches for R803 and derivatives of R803 and the potential efficacy thereof, the clinical development of product candidates and the timing thereof and the potential efficacy of product candidates.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will,” “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including the risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Rigel does not undertake any obligation to update forward-looking statements.

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Rigel Contact:

Raul Rodriguez (650-624-1302)

Media Contact:

Melinda Bagatelos or Ayanna Anderson, 415-512-0770, rigel@schwartz-pr.com